UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 Bethesda Metro Center, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 215-8300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of CoStar Group, Inc. (“CoStar” or the “Company”) approved the appointment of Jennifer Kitchen as senior vice president, research. Ms. Kitchen, 34, joined CoStar in 1994 as a research analyst and has been employed with the Company for 12 years. Between 1995 and 1997, she led CoStar’s research expansion into the Los Angeles market and managed its research operations on the West Coast. In 1998, Ms. Kitchen established the Company’s first field research and photography operations and was subsequently promoted to director of field research and photography. Ms. Kitchen was appointed vice president of field research in 2004; in this role, she led the Company’s overall field operations for collecting building-level data and photographing properties in the United States. Ms. Kitchen holds a B.A. in History from Wellesley College.

Ms Kitchen’s employment is not subject to an employment agreement.

On December 12, 2006, the Committee also approved the following actions with respect to the compensation of the Company’s current named executive officers and with respect to Ms. Kitchen, the newly-appointed senior vice president, research:

Name	Title	2007 Base Salary (1)	Option Awards (2)	Stock Awards (3)	2007 Non-Equity Incentive Plan Awards (4)
					Threshold	Target	Maximum
Andrew C. Florance	President & Chief Executive Officer	$439,000	39,300	43,400	0%	75%	150%
Frank A. Carchedi	Chief Financial Officer & Treasurer	$280,000	10,500	15,500	50%	60%	120%
Christopher Tully (5)	Sr. Vice President Sales & Customer Service	$246,000	7,900	2,900	0%	25%	50%
Jennifer Kitchen	Sr. Vice President, Research	$190,000	5,300	3,900	0%	55%	110%
Craig Farrington	Vice President Research	$184,000	4,000	2,000	0%	55%	110%

(1)	All salary increases will be effective as of January 1, 2007.
(2)
Represents the number of shares of Common Stock of the Company underlying the option award. All of the options have an exercise price of $51.92 per share, the fair market value of the Company’s common stock on the date of grant. The stock option awards were granted under the Company’s 1998 Stock Incentive Plan, as amended. Each of the options granted vests over a three-year period in equal, annual installments on each of December 12, 2007, December 12, 2008, and December 12, 2009. A form of stock option grant agreement has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated by reference herein.

(3)
Represents the number of shares subject to the restricted stock award. The awards were granted based on the fair market value of the Company’s common stock on the date of grant, $51.92 per share. The shares of restricted stock were granted to the executives under the Company’s 1998 Stock Incentive Plan, as amended. The shares cliff vest as of the four-year anniversary of the date of grant, December 12, 2010. A form of restricted stock agreement has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and is incorporated by reference herein. Executive officers will also be entitled to an award of shares of restricted stock, subject to achievement of certain performance criteria in 2006 to be determined subsequent to the end of fiscal year 2006, consistent with past determinations as previously disclosed in the Company’s Form 8-K dated April 27, 2006.

(4)
2007 bonus awards will be based on a target percentage of the executive officer’s base salary. Each executive officer’s bonus is based on achievement of a combination of corporate/financial goals individual/team performance goals. The criteria that the Committee uses to determine bonuses include, without limitation, the level of achievement of goals based on the following criteria: Company revenues, Company earnings, research, data quality, new and enhanced products, software development, management, customer service, accounts receivable, human resources, investor relations, financial reporting and sales. The criteria differ for each of the executive officers. Bonus awards for 2006 will be determined on the terms previously disclosed in the Company’s Form 8-K dated April 27, 2006.

(5)	Mr. Tully also has the ability to earn monthly commissions based on the Company’s monthly net new revenue amounts.

The Company will provide additional information regarding executive compensation in its proxy statement for the Company’s 2007 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: December 18, 2006	/s/ Frank A. Carchedi

Name: Frank A. Carchedi
Title: Chief Financial Officer

Exhibit Index

Exhibit 10.1 2007 Summary Sheet regarding Compensation for Executive Officers (filed herewith).